John M. Murabito, Executive Vice President Human Resources and Services
Exhibit 10.22

1601 Chestnut Street
[Date]	Philadelphia, PA 19192
Telephone XXX-XXX-XXXX
[Name]
[Dept.]

Form of
CIGNA Long-Term Incentive Plan:  Nonqualified Stock Option

Congratulations, CIGNA Corporation (CIGNA) has awarded you, [Name] (ID: XXXXX), a Nonqualified Stock Option (Option) under the CIGNA Long-Term Incentive Plan (Plan) as follows:

Date of	Number of Shares	Option Price
Grant	Underlying the Option

[Date]	XXX Shares	$XXX.XX

If you remain continuously employed by a CIGNA company from the date of grant, the Option will become exercisable [per Vesting Schedule].

The award is subject to the provisions of the Plan and the Attachment.  The Attachment contains, among other provisions:

●	a non-competition paragraph;

●	customer and employee non-solicitation paragraphs; and

●
a requirement that you must notify CIGNA's Shareholder Services Department immediately in writing if you do not accept the Option grant.  If you do not notify CIGNA or you exercise the Option, you will be agreeing to all the terms and conditions of the grant.

The Attachment and Key Contacts and Reference Materials document are enclosed.  The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan document, Plan Prospectus, Tax Considerations and CIGNA's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the CIGNA Securities Transactions and Insider Trading Policy places restrictions on your transactions in CIGNA securities and requires certain CIGNA employees to obtain advance permission from the Corporate Secretary before executing transactions in CIGNA securities.

For more information about your award, please visit Your CIGNA Life>Returns>Incentive Pay>Stock Program.  If you still have questions after reviewing the website, please call the CIGNA Shareholder Services Department at [phone number].

CIGNA CORPORATION
BY
John M. Murabito

Enclosures

ATTACHMENT TO [DATE] GRANT
OF NONQUALIFIED STOCK OPTIONS

This Attachment is part of your [Date] Option grant from CIGNA.  The terms of your Option are in (a) the grant letter, (b) this Attachment and (c) the applicable Plan provisions.  Certain words in this Attachment with first letters capitalized are defined in the grant letter, the Attachment or Article 2 of the Plan. This grant is void if you are not an employee of CIGNA or a Subsidiary (a CIGNA company) on [Date].

1.	The Option

The Option gives you the right to buy a certain number of shares of CIGNA Corporation Common Stock (Shares) during the Option Period at the Option Price.  Your grant letter lists the number of Shares and your Option Price.

2.	Option Period

[Vesting Schedule].

You can exercise the Option only during the Option Period.  The Option “vests” (becomes exercisable) on the first day of the Option Period and expires on the last day of the Option Period.

The Option Period for all the Shares ends the earlier of 5:00 p.m. Philadelphia time on [expiration date] or upon your Termination of Employment described under Early Expiration in paragraph 4.

If your Termination of Employment occurs before the Option vests, the Option will lapse immediately upon your Termination of Employment unless it vests early as described under Early Vesting below.

3.	Early Vesting

If your Termination of Employment occurs before the Option vests under paragraph 2, it will nevertheless vest on your Termination of Employment date if:

(a)
Your Termination of Employment is because of your death, Disability, Early Retirement or Retirement and you have not received or will not be receiving severance pay from any CIGNA company (whether under any severance benefit plan or any contract, agreement or arrangement); or

(b)	Your Termination of Employment is Upon a Change of Control.

4.             Early Expiration

(a)	The Option will expire immediately upon your Termination of Employment (including a termination during an approved leave of absence) unless:

(1)	Your Termination of Employment is on account of death, Disability, Early Retirement, or Retirement; and

(2)	You will not be receiving severance pay from any CIGNA company (whether under any severance benefit plan or any contract, agreement or arrangement).

(b)
If your Termination of Employment is because of your death, Disability or Retirement, and you will not be receiving severance pay from any CIGNA company (whether under any severance benefit plan or any contract, agreement or arrangement), the Option Period will end at 5:00 p.m. Philadelphia time on [expiration date].

(c)
If your Termination of Employment is because of your Early Retirement, and you will not be receiving severance pay from any CIGNA company (whether under any severance benefit plan or any contract, agreement or arrangement), the Option will expire on:

(1)	The earlier of [expiration date] or the third anniversary of your Termination of Employment date; or

(2)
[Expiration date] if, within six months before your Termination of Employment date, you were an Executive Officer subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Executive Officer”).

(d)	If your Termination of Employment is Upon a Change of Control, the Option will expire on the earlier of [expiration date] or three months after your Termination of Employment date.

5.            Exercising the Option; Tax Withholding

(a)
Your rights to exercise the Option, and to sell any Shares you acquire by exercising the Option, may be limited by CIGNA.  The rights are subject to the terms of CIGNA's Securities Transactions and Insider Trading Policy, and CIGNA reserves the right, for any reason at any time, to suspend or delay action on any request you make to exercise the Option or sell the Shares.  The method by which you may exercise the Option may be restricted by CIGNA to comply with legal requirements.  In the event that you are unable to exercise the Option due to limitations imposed by applicable law, the Option will not expire on the otherwise applicable termination date determined under paragraph 4 above but instead will terminate ten business days after the first date on which the Option is again exercisable free of such limitations (provided, however, that the Option shall not be exercisable after 5:00 p.m. Philadelphia time on [expiration date].

(b)	To exercise all or part of the Option, you must complete and submit, where required by CIGNA, an appropriate Option exercise form and pay the Option Price and any required tax withholding.

(c)
You may pay the Option Price with cash.  If you pay with cash, you must also pay any applicable withholding tax liability in cash before Shares will be deposited in your Stock Account or delivered to you.

(d)	If you are an employee of a CIGNA company when you exercise the Option, you may pay the Option Price with shares of CIGNA Common Stock that are in your Stock Account as long as:

(1)	you first purchased the shares on the open market; or

(2)
at least six months have elapsed after (A) the grant date, if you received them as a grant of unrestricted Shares; (B) the vesting date, if you received them as a grant of Restricted Stock; or (C) the purchase date, if you bought them through a previous option exercise;

provided, however, in no event shall such form of Option exercise be permitted if, as determined by CIGNA in its sole discretion, adverse tax or accounting consequences to CIGNA would result.  If you are not an employee of a CIGNA company when you exercise the Option, or if your beneficiary or estate exercises the Option, the Option Price cannot be paid in shares of stock.

(e)	If you pay the Option Price in shares of CIGNA Common Stock:

(1)	You must exercise the Option for at least 50 Shares. If there are not at least 50 Shares underlying the Option, you must exercise the Option for all the Shares.

(2)
You must pay any applicable tax-withholding obligation.  CIGNA reserves the right to withhold from the Shares you purchase enough Shares to defray all or part of any applicable tax-withholding obligation.  If you are an Executive Officer when you exercise the Option, you may satisfy part of the withholding obligation by remitting to CIGNA shares of Common Stock you have owned for at least six months as of the date the withholding obligation arises.

(f)
To the extent permitted by applicable law, CIGNA may provide you, your beneficiary or estate with a way to do a cashless exercise of the Option.  The ability to do a cashless exercise, and the rules that apply, are subject to modification or termination by CIGNA in its sole discretion at any time.

6.           Book-Entry Shares

When you, your beneficiary or estate exercise the Option, CIGNA (or a custodian appointed by CIGNA) will hold your Shares in book-entry form in your Stock Account and issue a statement to the appropriate party showing the Shares credited to your Stock Account.  If you ask for a stock certificate, a certificate will be issued, unless a Restitution Event has occurred.

7.           Conditions of Option Grant

(a)
You agree not to engage in any conduct that constitutes a Restitution Event.  You understand and agree that your agreement not to engage in any conduct that would constitute a Restitution Event is a material part of the inducement for, and a condition precedent to, (1) CIGNA granting you the Option and (2) your eligibility to exercise the Option and retain any benefit from the exercise of the Option.

(b)	A “Restitution Event” will occur if, directly or indirectly, you do any of the things listed below:

(1)	Have a Termination of Employment initiated by a CIGNA company because of your misconduct, as that term is defined in CIGNA's Standards of Conduct or other employment policies;

(2)
If, for a period of twelve months after your Termination of Employment and subject to paragraph 7(c), you own or operate a business (or accept a job as an employee or independent contractor with a business) that provides or offers products or services that compete with any CIGNA company (“CIGNA Competitor”);

(3)
If, during your employment or for a period of twelve months after your Termination of Employment, you entice, encourage, persuade, or solicit, or attempt to entice, encourage, persuade or solicit, any employee of any CIGNA company to terminate his/her employment with, or otherwise cease his/her relationship, contractual or otherwise, with that CIGNA company.  This paragraph 7(b)(3) shall not apply to applications for employment submitted voluntarily by CIGNA employees, in response to general advertisements or otherwise; provided in both cases that such employees have not been enticed, encouraged, persuaded, or solicited by you, or anyone acting on your behalf or in response to information provided by you, to leave CIGNA;

(4)
If, during your employment or for a period of twelve months after your Termination of Employment, you entice, encourage, persuade, or solicit, or attempt to entice, encourage, persuade or solicit, any customer of any CIGNA company to (i) end an existing relationship, contractual or otherwise, with that CIGNA company or (ii) enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving any CIGNA company, if such business arrangements would compete in any way with any business that CIGNA has conducted, or has been planning to conduct, during the 12-month period ending on the date of the Restitution Event;

(5)
Disclose to any third-party at any time, without the prior written consent of CIGNA (except to the extent required by an order of a court having competent jurisdiction or pursuant to a properly issued subpoena), whether during or after your employment, any trade secrets, confidential information, or proprietary materials (collectively, “Confidential Information”), which include, but are not limited to, customer lists, financial records, marketing plans, sales plans, etc., unless such Confidential Information has been previously disclosed publicly by CIGNA or has become public knowledge other than by your breach of the conditions of this Option grant;

(6)
Do anything else while an employee of any CIGNA company that is not discovered by a CIGNA company until after your Termination of Employment that would, if you were an employee of a CIGNA company at the time of the occurrence’s discovery, be reason for your Termination of Employment for misconduct, as that term is defined in CIGNA's Standards of Conduct or other employment policies at such time; or

(7)
Fail at any time following your Termination of Employment to cooperate with CIGNA in all investigations of any kind, in assisting and cooperating in the preparation and review of documents and meeting with CIGNA attorneys, and in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency, or arbitration proceeding involving CIGNA and with respect to which you have relevant information.  CIGNA agrees that it will reimburse you, upon production of appropriate receipts and in accordance with CIGNA's then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by you in connection with such assistance.

(c)	(1)
Paragraph 7(b)(2) shall not apply to you if your Termination of Employment is initiated by a CIGNA company for reasons other than your misconduct, as that term is defined in CIGNA's Standards of Conduct or other employment policies.

(2)	Paragraph 7(b)(2) shall apply to you only if at the time of, or within six months before, your Termination of Employment you were employed:

(A)	In a position at or above Career Band 6, in which case the geographic scope of the non-competition restriction shall be global; or

(B)
In a position other than a Career Band 6 or above job and you will be performing work for the CIGNA Competitor that is similar to the work you performed at CIGNA at the time of, or within six months before, your Termination of Employment, in which case the geographic scope of the non-competition restriction shall be the geographic area covered by you, or the geographic area in which you worked or with respect to which you had responsibility, at the time of, or within six months before, your Termination of Employment.

(3)
Paragraph 7(c)(2)(B) shall be interpreted so that, for example, if you were a CIGNA sales employee and your sales territory at the time of, or within six months before, your Termination of Employment was Pennsylvania, New Jersey, and New York, Paragraph 7(b)(2) shall apply to you only if you work in a sales position for a CIGNA Competitor and only to the extent your territory is Pennsylvania, New Jersey, and/or New York.  Similarly, if you were a CIGNA underwriter with nationwide responsibilities on the date of, or within six months before, your Termination of Employment, and you accept a job with a CIGNA Competitor as an underwriter, paragraph 7(b)(2) shall be nationwide in scope.

(4)
You acknowledge and agree that CIGNA's business competes on a global basis, that CIGNA’s sales and marketing plans are for continued expansion throughout the United States of America and globally, and that the global nature of this non-compete restriction and the time limitations set forth in paragraph 7(b) are reasonable and necessary for the protection of CIGNA's business and its Confidential Information.

(d)	(1)
If you were an Executive Officer at any time during the 24-month period before the date of the Restitution Event, the Committee shall determine whether you have a Restitution Event and shall have the sole discretion to waive your obligation to make all or any part of a Restitution Payment and to impose conditions on any waiver.

(2)
With respect to all other individuals, CIGNA's Senior Human Resources Officer, or his or her designee, shall determine whether you have a Restitution Event, and shall have the sole discretion to waive your obligation to make all or any part of a Restitution Payment and to impose conditions on any waiver.

(3)	Determinations of the Committee, CIGNA's Senior Human Resources Officer, or his or her designee, shall be final and binding on all parties.

8.            Consequences of a Restitution Event

(a)
You will be immediately required to make a Restitution Payment to CIGNA under paragraph 8(d) below if you exercised any part of the Option within the 24-month period before the Restitution Event and either:

(1)	You have a Restitution Event described in paragraph 7(b)(2), (3) or (4) either before your Termination of Employment or within 12 months after your Termination of Employment; or

(2)	You have a Restitution Event described in paragraph 7(b)(1), (5), (6) or (7) at any time.

(b)	If, at any time, you have a Restitution Event, all unexercised portions of the Option shall be cancelled.

(c)	“Restitution Payment” means the amount equal to:

(1)	the number of Shares you acquired when you exercised the Option; multiplied by

(2)	the excess of (A) the Fair Market Value on the date you exercised the Option over (B) the Option Price; plus

(3)	the total amount of all dividends, if any, paid on those Shares from the date you exercise the Option through the date of the Restitution Payment.

(d)	CIGNA will recover the Restitution Payment by any or all of the following methods, at the sole discretion of CIGNA management.

(1)
When a Restitution Event occurs, if you have any Shares in your Stock Account or in any other account in book-entry form, you will relinquish the whole number of Shares that has a Fair Market Value (as of the date of the Restitution Event) up to, but not more than, the Restitution Payment.

(2)
After recovery of Shares described in paragraph 8(d)(1), CIGNA will, to the extent permitted by applicable law, reduce by any remaining Restitution Payment the amount of any payments owed to you by CIGNA or any Subsidiary, including without limitation any payments due you under any nonqualified retirement, deferred compensation or other plan or arrangement.  This reduction will not occur, however, until the date a future payment to you is due.

(3)
You will be obligated to repay to CIGNA, within 30 days after you receive a written notice and demand for payment from CIGNA, any Restitution Payment remaining after taking into account the recovery of Shares under paragraph 8(d)(1) and the reduction of payments to you under paragraph 8(d)(2).

9.	Acceptance

If you disagree with any of the terms and conditions of this Attachment, including the restitution provisions in paragraphs 7 and 8, notify CIGNA's Shareholder Services Department immediately in writing that you are not accepting the Option.  If you fail to notify CIGNA's Shareholder Services Department, you will be (i) agreeing to all the terms and conditions of the Option, including the restitution provisions, as conditions precedent to your eligibility to exercise the Option; (ii) warranting and representing to CIGNA that you are, and will remain, in full compliance with all the terms of the Option; and (iii) authorizing the recovery by CIGNA of the Restitution Payment if you have a Restitution Event.

10.           Injunctive Relief

You agree that CIGNA shall, in addition to any other relief available at law or equity, be entitled to injunctive relief and/or to have the restrictive covenants contained in paragraph 7(b) specifically enforced by a court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of the restrictive covenants set forth in paragraph 7(b) would cause irreparable injury to CIGNA and that monetary damages alone would not provide an adequate remedy.  The remedies contained herein are cumulative and are in addition to any other rights and remedies CIGNA may have at law or in equity.

11.           Agreeing to Assume Risks

CIGNA and its transfer agent will try to process your stock transaction requests in a timely manner; however, CIGNA makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to exercise the Option, sell the Shares or deliver Share certificates.  By exercising the Option:

(a)	You acknowledge that the action you request may not be completed until several days (or in the case of delivery of Share certificates, several weeks) after you submit it.

(b)	You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 11(a):

(1)	Between the time you submit an Option exercise form and the time your Option is actually exercised;

(2)	Between the time you ask for any Shares to be sold and the time your Shares are actually sold; and

(3)	Between the time you ask for Share certificates to be delivered to you or your broker and the time the certificates are delivered.

12.           Applicable Law; Arbitration

(a)
You understand and agree that the terms and conditions of this Option, including any Restitution Event, the consequences of any Restitution Event, and all determinations made pursuant to the Option grant letter, the Plan, and this Attachment shall be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rule.

(b)
You agree that any dispute regarding the terms and conditions under which this Option has been granted will be resolved exclusively pursuant to the CIGNA Employment Dispute Arbitration Policy and its Rules and Procedures as

may be in effect at the time such dispute arises. You agree and understand that you are waiving your right to have such a dispute decided by a judge or jury in a court of law, and instead you are agreeing to submit such disputes exclusively to mandatory and binding final arbitration; however, you and/or CIGNA may seek emergency or temporary injunctive relief from a court in accordance with applicable law. After a court has issued a decision regarding emergency or temporary injunctive relief, you and CIGNA shall submit the dispute to final and binding arbitration pursuant to the CIGNA Employment Dispute Arbitration Policy.

13.           Miscellaneous

(a)
If any provision of this Attachment is determined by a court of competent jurisdiction to be unenforceable as written, such provision shall be enforceable to the maximum extent permitted by law and shall be reformed by such court to make such provision enforceable in accordance with the intent of the parties and applicable law.

(b)	The failure of any party to enforce any of the provisions of this Option shall not be construed to be a waiver of the right of such party to enforce such provisions in the future.